Exhibit 10.5

Execution Copy

LOAN AND SECURITY AGREEMENT

Dated as of April 1, 2010

among

HORIZON PHARMA USA, INC. and

NITEC PHARMA AG,

(as Borrowers),

HORIZON PHARMA, INC.

(as Guarantor),

KREOS CAPITAL III (UK) LIMITED

(as Administrative Agent)

and

The Other Lenders Party Hereto

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	6.6.	Operating Accounts	18
	6.7.	Protection of Intellectual Property Rights	19
	6.8.	Litigation Cooperation	19
	6.9.	Access to Collateral; Books and Records	19
	6.10.	Lenders Meetings	19
	6.11.	Environmental	19
	6.12.	Further Assurances	20
	6.13.	10/20 Non-Bank Creditor Rules	20

7.	NEGATIVE COVENANTS		20

	7.1.	Dispositions	20
	7.2.	Changes in Business, Management, Ownership, or Business Locations	20
	7.3.	Mergers or Acquisitions	21
	7.4.	Indebtedness	21
	7.5.	Encumbrance	21
	7.6.	No Further Negative Pledges; Negative Pledge	21
	7.7.	Maintenance of Collateral Accounts	22
	7.8.	Distributions; Investments	22
	7.9.	Restrictions on Subsidiary Distributions.	22
	7.10.	Disposal of Subsidiary Interests	22
	7.11.	Transactions with Affiliates	22
	7.12.	Subordinated Debt	22
	7.13.	Amendments or Waivers of Organizational Documents	22
	7.14.	Fiscal Year	23
	7.15.	Compliance	23
	7.16.	Non-Guarantor Subsidiaries	23

8.	GUARANTY		23

	8.1.	Guaranty of the Obligations	23
	8.2.	Payment By Guarantor	23
	8.3.	Liability of Guarantor Absolute	23
	8.4.	Waivers by Guarantor	25
	8.5.	Guarantor’s Rights of Subrogation, Contribution, etc.	25
	8.6.	Subordination of Other Obligations	26
	8.7.	Continuing Guaranty	26
	8.8.	Authority of Guarantor or Borrowers	26
	8.9.	Financial Condition of Borrowers	26
	8.10.	Bankruptcy, etc.	26
	8.11.	Discharge of Guaranty Upon Sale of Guarantor	27

9.	EVENTS OF DEFAULT		27

	9.1.	Payment Default	27
	9.2.	Covenant Default	27
	9.3.	Material Adverse Change	27
	9.4.	Attachment; Levy; Restraint on Business	27
	9.5.	Insolvency	27
	9.6.	Other Agreements	28
	9.7.	Judgments	28
	9.8.	Misrepresentations	28
	9.9.	Subordinated Debt	28
	9.10.	Post-closing Agreement	28

10.	RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT		28

	10.1.	Rights and Remedies	28
	10.2.	Power of Attorney	29
	10.3.	Protective Payments	29
	10.4.	Application of Payments and Proceeds Upon Default	29

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	10.5.	Administrative Agent’s Liability for Collateral	30
	10.6.	No Waiver; Remedies Cumulative	30
	10.7.	Demand Waiver	30

11.	ADMINISTRATIVE AGENT		30

	11.1	Appointment of Administrative Agent	30
	11.2.	Powers and Duties	30
	11.3.	General Immunity	31
	11.4.	Administrative Agent Entitled to Act as Lender	32
	11.5.	Lenders’ Representations, Warranties and Acknowledgment	32
	11.6.	Right to Indemnity	32
	11.7.	Successor Administrative Agent	32
	11.8.	Collateral Documents and Guaranty	33
	11.9.	Withholding Taxes	33

12.	NOTICES		33

13.	CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER		35

14.	GENERAL PROVISIONS		36

	14.1.	Successors and Assigns; Participations	36
	14.2.	Indemnification	38
	14.3.	Severability of Provisions	39
	14.4.	Correction of Loan Documents	39
	14.5.	Amendments and Waivers	39
	14.6.	Counterparts	40
	14.7.	Survival	40
	14.8.	Confidentiality	40
	14.9.	Attorneys’ Fees, Costs and Expenses	41
	14.10.	Right of Set-Off	41
	14.11.	Marshalling; Payments Set Aside	41
	14.12.	Obligations Several; Independent Nature of Lenders’ Rights	41
	14.13.	Electronic Execution of Documents	41
	14.14.	Captions	41
	14.15.	Construction of Agreement	42
	14.16.	Third Parties	42
	14.17.	No Fiduciary Duty	42
	14.18.	Borrower Liability	42

15.	DEFINITIONS		43

	15.1.	Definitions	43

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Execution Copy

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of April 1, 2010 (the “Effective Date”) by and among HORIZON PHARMA USA, INC., a Delaware corporation (formerly called HORIZON THERAPEUTICS, INC.) (“Horizon”), NITEC PHARMA AG, a company incorporated in Switzerland (“Nitec,” and together with Horizon, each a “Borrower” and, collectively, jointly and severally, the “Borrowers”), HORIZON PHARMA, INC., a Delaware corporation (the “Guarantor,” and, together with the Borrowers, each a “Credit Party” and, collectively, the “Credit Parties”), the Lenders listed on Appendix A hereto or otherwise party hereto from time to time, and KREOS CAPITAL III (UK) LIMITED (“Kreos”), as administrative agent for the Lenders, or any successor administrative agent (in such capacity, the “Administrative Agent”), provides the terms on which the Lenders shall make, and Borrowers shall repay, the Credit Extensions (as hereinafter defined). The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

Except as otherwise expressly provided herein, all accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in conformity with Applicable Accounting Standards. Calculations and determinations must be made following Applicable Accounting Standards. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 15. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOAN AND TERMS OF PAYMENT

2.1. Promise to Pay. Borrowers hereby unconditionally promise to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2. Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders severally agree that, on the Effective Date, they shall make one or more Term Loans (each, a “First Term Loan,” and collectively, the “First Term Loans”) to Borrowers in the aggregate amount of Seven Million Dollars ($7,000,000), to be allocated as between the Borrowers as the Borrowers shall determine; provided that the Borrowers shall advise the Administrative Agent of the allocation of such First Term Loans on or prior to the Funding Date for the First Term Loans. During the Second Draw Period, subject to the terms and conditions of this Agreement, the Lenders agree that they shall make one or more term loans (each, a “Second Term Loan,” and, collectively, the “Second Term Loans,” and, together with the First Term Loans, the “Term Loans”), available to Borrower in such amounts and with such allocations as may be requested by Borrowers by delivery of a Payment/Advance Form with respect to each requested Second Term Loan to the Administrative Agent in accordance with Section 3.3; provided that (i) the aggregate principal amount of all Second Term Loans made hereunder shall not exceed Five Million Dollars ($5,000,000), and (ii) all Second Term Loans made hereunder shall be made on the same Funding Date. Once repaid, a Term Loan may not be reborrowed.

(b) Pro Rata Shares. All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

(c) Interest Rate. The principal amount outstanding under each Term Loan shall accrue interest at a fixed per annum rate equal to twelve and nine-tenths percent (12.90%) (the “Applicable Rate”). In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(d) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the Payment Date and is included in the Monthly Payment.

(e) Repayment. Each Term Loan, inclusive of interest thereon, shall be repaid in 36 equal monthly installments, each installment to be in an amount equal to 3.33% of the original principal amount of the applicable Term Loan (with interest thereon compounding monthly) (each, a “Monthly Payment,” and collectively, the “Monthly Payments”), each as reflected on Exhibit E attached hereto, commencing on the first Payment Date following the Funding Date for the applicable Term Loan. If a Borrower fails to pay any sum to the Administrative Agent on its due date for payment, such Borrower shall pay to the Administrative Agent forthwith on demand interest on such sum (compounded on a monthly basis) from the due date to the date of actual payment at a rate equal to the Applicable Rate plus five percent (5.0%) per annum. Payment or acceptance of the increased interest rate provided in this Section 2.2(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent.

(f) Interim Payment. If the Funding Date for a Term Loan is not the first day of a calendar month, then on such Funding Date, the Borrower of such Term Loan shall pay to the Administrative Agent, for the ratable benefit of the Lenders, an interim loan repayment amount equal to the product determined by multiplying (i) an amount equal to the quotient determined by dividing (A) the Monthly Payment by (B) thirty (30), and (ii) the number of days comprising the period commencing on such Funding Date and ending on the first Payment Date for such Term Loan (such amount, an “Interim Payment”).

(g) Payment Allocation. Each payment made with respect to any Term Loan shall be applied first to accrued and unpaid interest thereon with the balance applied to principal.

(h) Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, through the exercise of any right of set off or banker’s Lien, by counterclaim or cross action or by the enforcement of any right under this Agreement or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Credit Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

(i) Advance Payment. On the Funding Date for each Term Loan, Borrowers shall pay to Lenders (by way of deduction by Lenders from the amount of such Term Loan advanced to a Borrower by Lenders on such Funding Date) an amount equal to the last Monthly Payment in respect of such Term Loan advanced (the “Advance Payment”). Lenders shall hold the Advance Payment for application to the last Monthly Payment payable in respect of the related Term Loan. Borrowers shall not be entitled to any interest in respect of any Advance Payment, nor shall any Advance Payment be subject to any set-off or other claim on the part of Borrowers.

2.3. Fees. In addition to the fees or other payments due under the Term Loans, Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders:

(a) Commitment Fee. A fully earned, non refundable commitment fee equal to One Hundred and Twenty Thousand Dollars ($120,000), due on the initial Funding Date (the “Commitment Fee”);

(b) Loan End Payment. A payment (the “Loan End Payment”) (in addition to and not a substitution for the regular Monthly Payments) equal to one percent (1.00%) of the aggregate principal amount of the Term Loans advanced hereunder due on the earliest of (i) the date on which the Term Loans are prepaid in full, (ii) the date on which the Term Loans are accelerated in accordance with Section 10 hereof, or (iii) the final Payment Date for the Term Loans; and

(c) Lender Expenses. All Lender Expenses incurred through and after the Effective Date, when due.

2.4. General Provisions Regarding Payments.

(a) All payments (including prepayments) made on account of the Obligations shall be made (i) without condition or deduction for any setoff, counterclaim, recoupment, or defense, in lawful money of the United States of America in immediately available same day funds, free and clear of and, subject to Section 2.7, without deduction for any Taxes, fees or other charges of any nature whatsoever imposed by any Governmental Authority (other than a Tax on the overall net income of any Lender) (and in the event any such deduction is required to be made by applicable law from any such payment, such payment shall be grossed-up so that the affected Lender receives the same amount (on an after-Tax basis) that such Lender would have received if such deduction had not been required), (ii) before 12:00 p.m. Eastern time on the date when due; and (iii) to the Administrative Agent for distribution to the Lenders in accordance with their Pro Rata Shares. For purposes of computing interest and fees, funds received by the Administrative Agent after 12:00 p.m. Eastern time on the date when due shall be deemed to have been paid by Borrower making such payment on the next succeeding Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(c) Each Borrower hereby authorizes the Administrative Agent to cause the Lenders to charge such Borrower’s accounts with any such Lender in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

2.5. Prepayment. Borrowers shall be entitled to prepay the amount of all outstanding Term Loans in whole (but not in part) at any time, and cancel any remaining unfunded commitment of the Lenders to make the Second Term Loans, subject to the following conditions:

(a) Borrowers shall submit to the Administrative Agent an irrevocable written request to prepay all outstanding Term Loans and cancel any such commitment at least fifteen (15) Business Days in advance indicating the aggregate amount to be paid, the amounts of such prepayment to be allocated to each outstanding Term Loan and the date of prepayment; and

(b) the prepayment sum for all outstanding Term Loans shall be equal to the aggregate sum of all Monthly Payments of principal and accrued interest thereon (as set forth in Sections 2.2(d) and 2.2(e) above), which would but for the prepayment have been paid in respect of such Term Loans throughout the remainder of the repayment term, discounted to present value at the annual rate of three percent (3.0%) per annum. For the avoidance of doubt, the Loan End Payment is due and payable without discount in accordance with Section 2.3(b).

2.6. Requirements of Law; Increased Costs. In the event that any applicable law, order, regulation, treaty or directive issued or amended after the Effective Date by any applicable central bank or other Governmental Authority, or any change after the Effective Date in the governmental or judicial interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) issued subsequent to the date hereof by any central bank or other Governmental Authority:

(a) Does or shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Term Loans made hereunder, or change the basis of taxation of payments to such Lender of principal, fee, interest or any other amount payable hereunder (except, in each case, for a change in the Tax on the overall net income of, or franchise Taxes payable by, such Lender);

(b) Does or shall impose, modify or hold applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any applicable lending office of any Lender making Loans hereunder; or

(c) Does or shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender (as determined by such Lender in good faith using calculation methods customary in the industry) of making, renewing or maintaining any Loan or to reduce any amount receivable in respect thereof or to reduce the rate of return on the capital of such Lender or any Person controlling such Lender, then, in any such case, Borrowers shall promptly pay to the Administrative Agent for remittance to such Lender, upon its receipt of the certificate described below, any additional amounts necessary to compensate such Lender for such additional cost or reduced amounts receivable or rate of return as reasonably determined by such Lender with respect to this Agreement or the Loans made hereunder. If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.6, it shall promptly notify Borrowers through the Administrative Agent of the event by reason of which it has become so entitled, and a certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by a Lender, through the Administrative Agent, to Borrowers shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of the outstanding Term Loans and all other Obligations.

Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be under any obligation to compensate any Lender under this Section 2.6 with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to the date of the delivery of the statement required pursuant to the foregoing paragraph; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in any law, treaty, governmental rule, regulation or order within such 180-day period.

2.7. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment. In addition, Borrowers agree to pay, and shall indemnify and hold each Lender harmless from, any present or future stamp or documentary Taxes or any other sales, transfer, excise, mortgage recording or property Taxes, charges or similar levies that arise from any payment made hereunder or under the Term Loans or from the execution, issuance, delivery or registration of, any of the Loan Documents, and within thirty days after the date of paying such sum, the Borrowers shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof. If a Lender or the Administrative Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by any Credit Party pursuant to this Section 2.7, which refund in the good faith judgment of such Lender or the Administrative Agent is allocable to such payment, it shall promptly notify such Credit Party of the availability of such refund and shall, within 30 days after the receipt of a request by such Credit Party, apply for such refund. If any Lender or the Administrative Agent receives a refund in respect of any amounts paid by any Credit Party pursuant to this Section 2.7 or any Lender receives a credit against the Tax on the overall net income of the Lender, which refund or credit in the good faith judgment of such Lender or the Administrative Agent is allocable to such payment, it shall promptly notify such Credit Party of such refund or credit and shall, within 30 days after receipt, repay such refund or credit to such Credit Party net of all out-of-pocket expenses of such Lender or the Administrative Agent; provided, however, that such Credit Party, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to such Credit Party to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund or credit. This Section 2.7(a) shall not apply with respect to a Lender which was initially a Qualifying Lender but then ceases to be a Qualifying Lender.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to the Administrative Agent or any Lender under any of the Loan Documents: (i) Borrowers shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as any Borrower becomes aware of it; (ii) Borrowers shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deductions applicable to additional sums payable under this Section 2.7(b)), the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrowers shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other Governmental Authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof, in respect of payments to such Lender. In the event that all or any portion of this Agreement is assigned by a Lender, no such additional amount shall be required to be paid to any assignee under clause (iii) above except to the extent that, after the date of the Assignment Agreement, any change in any such requirement for a deduction, withholding or payment shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date of the Assignment Agreement. The Borrowers shall indemnify for the full amount of any deduction, withholding, or payment made pursuant to this Section 2.7(b) (including without limitation any Taxes imposed by any jurisdiction on amounts payable under this Section 2.7(b)) paid by each Lender and any liability (including penalties, interest and expense) arising therefrom or with respect thereto. Any indemnification payment pursuant to this Section 2.7 shall be made within thirty days from written demand therefor. This Section 2.7(b) shall not apply with respect to a Lender which was initially a Qualifying Lender but then ceases to be a Qualifying Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income Tax purposes (a “Non U.S. Lender”) shall deliver to the Administrative Agent for transmission to Borrowers, on or prior to the Effective Date, and at such other times as may be necessary in the determination of Borrowers or the Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W 8BEN or W 8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrowers to establish that such Lender is not subject to deduction or withholding of United States federal income Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income Tax purposes (a “U.S. Lender”) shall deliver to the Administrative Agent and Borrowers on or prior to the Effective Date two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income Tax or backup withholding matters pursuant to this Section 2.7(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to the Administrative Agent for transmission to Borrowers two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI or W-9 (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrowers to confirm or establish that such Lender is not subject to deduction, backup withholding or withholding of United States federal income Tax with respect to payments to such Lender under the Loan Documents, or notify the Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence. Borrowers shall not be required to pay any additional amount to any Non U.S. Lender under Section 2.7(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in this Section 2.7(c), or (2) to notify the Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.7(c) on the Effective Date, nothing in this last sentence of this Section 2.7(c) shall relieve Borrowers of their obligations to pay any additional amounts pursuant to this Section 2.7 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

2.8. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Term Loan (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; and (b) to the extent permitted by applicable law, until such time as the Defaulting Lender shall have cured such Funding Default, (i) any voluntary prepayment of the Term Loans shall, if such paying Borrower so directs at the time of making such voluntary prepayment, be applied to the Term Loans of other Lenders as if such Defaulting Lender had no Term Loans outstanding, and (ii) any mandatory prepayment of the Term Loans shall, if such paying Borrower so directs at the time of making such mandatory prepayment, be applied to the Term Loans of other Lenders (but not to the Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that such paying Borrower shall be entitled to retain any portion of any mandatory prepayment of the Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b). No Term Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.8, performance by Borrowers of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.8. The rights and remedies against a Defaulting Lender under this Section 2.8 are in addition to other rights and remedies which Borrowers may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.9. Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Commitments or Borrowers’ Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern, absent manifest error.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its principal office (as specified in, or as otherwise identified upon notice to the other parties hereto in accordance with, Section 12), a register for the recordation of the names and addresses of Lenders, the Term Commitments, and related principal of, and interest on, the Term Loans of each from time to time (the “Register”). The Register shall be available for inspection by Borrowers, any Lender (with respect to any entry relating to such Lender’s Term Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Commitments and the related principal of, and interest on, the Term Loans of each Lender in accordance with the provisions of Section 14.1, and each repayment or prepayment in respect of the principal amount of the Term Loans and any such recordation shall be conclusive and binding on Borrowers and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Commitments or Borrowers’ Obligations in respect of any Term Loan. Borrowers hereby designate Administrative Agent to serve as Borrowers’ agent solely for purposes of maintaining the Register as provided in this Section 2.9, and Borrowers hereby agree that, to the extent

Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Term Loan Notes. If so requested by any Lender by written notice to Borrowers (with a copy to Administrative Agent) at least two Business Days prior to the Funding Date of any Term Loan, or at any time thereafter, Borrower with respect to such Term Loan shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 14.1) on such Funding Date (or, if such notice is delivered after such Funding Date, promptly after Borrower’s receipt of such notice) a Term Loan Note to evidence such Lender’s Term Loan.

3. CONDITIONS OF LOANS

3.1. Conditions Precedent to Initial Credit Extension. The Lenders’ obligations to make the initial Credit Extension is subject to the condition precedent that the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such documents, and completion of such other matters, as the Administrative Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) copies of the Loan Documents originally executed and delivered by each applicable Credit Party, and each schedule to such Loan Documents (such schedules to be in form and substance reasonably satisfactory to the Administrative Agent);

(b) Operating Documents of each of the Credit Parties;

(c) the organizational structure and capital structure of each of the Credit Parties shall be as set forth on Schedule 3.1(c);

(d) (i) a good standing certificate of Guarantor and Horizon, in each case, certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date, (ii) a good standing certificate or foreign equivalent of Nitec, certified by the Registrar of Commerce as of a date no earlier than thirty (30) days prior to the Effective Date, and (iii) a list of all pending debt collection proceedings against Nitec issued by the competent debt collection authorities (Betreibungsamt) as of the Effective Date;

(e) Secretary’s Certificate with completed Borrowing Resolutions for each Credit Party;

(f) certified copies, dated as of a recent date, of financing statement searches, as the Administrative Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(g) each Credit Party shall have obtained all Governmental Approvals and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired;

(h) if requested by the Administrative Agent, a landlord’s consent in favor of the Administrative Agent for each Credit Party’s leased locations by the respective landlord thereof (which consent shall include an agreement by such landlord to permit reasonable access to such leased premises by the Administrative Agent or its agents upon an Event of Default for purposes of removal of any and all Collateral, if such leased premises is a warehouse, distribution center or other location at which a material amount of Collateral is located), together with the duly executed original signatures thereto;

(i) opinions of counsel (which counsel shall be reasonably satisfactory to the Administrative Agent) with respect to the creation and perfection of the security interests in favor of the Administrative Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as the Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(j) a copy of any registration rights agreement, investors’ rights agreement or other similar agreement relating to, governing or otherwise affecting the ownership of the capital stock or other equity ownership interests of any Credit Party, and any amendments thereto;

(k) evidence that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of the Administrative Agent, for the ratable benefit of the Lenders;

(l) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent;

(m) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”);

(n) all documentation and other information relating to the acquisition of Nitec by Guarantor and written certification by a Responsible Officer of each Borrower that such transaction, has been, or contemporaneously with the making of the First Term Loan will be, consummated;

(o) all documentation and other information relating to the Series B Preferred Stock and convertible note financing of the Guarantor and written certification by a Responsible Officer of Guarantor that such transaction, has been, or contemporaneously with the making of the First Term Loan, will be consummated, and that the proceeds of such financing received by Guarantor were or will be at least $20,000,000; provided that no more than $1,385,714.88 may be received not more than ten (10) Business Days after the Effective Date;

(p) evidence that all steps necessary to properly perfect the security interest granted by Nitec pursuant to Section 8 of this Agreement with respect to Collateral of Nitec located outside the United States have been, or contemporaneously with the making of the First Term Loan will be, taken;

(q) copies of the Warrants originally executed and delivered by the Guarantor;

(r) copies of the Nitec Debt Guaranty originally executed and delivered by each of Guarantor and Horizon;

(s) Ratification by the sole shareholder of Nitec of this Agreement and that certain Securities Pledge Agreement in respect of intellectual property rights, receivables, bank accounts and certain other claims between Nitec and the Administrative Agent, dated as of the date hereof, such ratification to be effective immediately following the closing of the transactions pursuant to which the Borrowers become wholly owned subsidiaries of the Guarantor; and

(t) payment of the fees and Lender Expenses then due as specified in Section 2.3 hereof.

3.2. Conditions Precedent to Making of Second Term Loans. The Lenders’ obligations to make the Second Term Loans is subject to the condition precedent that the Administrative Agent shall have received an Officer’s Certificate executed by a Responsible Officer certifying that a Financing Event has occurred.

3.3. Conditions Precedent to all Credit Extensions. Lenders’ obligations to make each Credit Extension, including the initial Credit Extension and the Second Term Loans, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.5, timely receipt of one or more executed Payment/Advance Forms;

(b) the representations and warranties of the Credit Parties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is the Credit Parties’ representation and warranty on that date that the representations and warranties of the Credit Parties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) in the Administrative Agent’s sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by the Credit Parties from the most recent business plan of the Credit Parties presented to and accepted by the Administrative Agent; and

(d) as of the date of such Credit Extension, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default hereunder.

3.4. Covenant to Deliver. The Credit Parties agree to deliver to the Administrative Agent each item required to be delivered to the Administrative Agent under this Agreement as a condition precedent to any Credit Extension. The Credit Parties expressly agree that a Credit Extension made prior to the receipt by the Administrative Agent of any such item shall not constitute a waiver by the Administrative Agent of the Credit Parties’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in the Administrative Agent’s sole discretion.

3.5. Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan, Borrowers shall notify the Administrative Agent (which notice shall be irrevocable on and after the date on which such notice is given and Borrowers shall be bound to make a borrowing in accordance therewith) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time no less than fifteen (15) Business Days prior to the date the Term Loan is to be made; provided that Borrowers shall not be required to give advance notice to the Administrative Agent with respect to the First Term Loan. Together with any such electronic or facsimile notification, Borrowers shall deliver to the Administrative Agent by electronic mail or facsimile a completed Payment/Advance Form for each requested Term Loan executed by a Responsible Officer of each applicable Borrower, or his or her designee. The Administrative Agent may rely on any telephone notice given by a person who the Administrative Agent believes is a Responsible Officer or designee. Each Lender shall make the amount of its Pro Rata Share of each Term Loan available to Administrative Agent not later than 12:00 p.m. (Eastern time) on the applicable Funding Date by wire transfer of same day funds in Dollars, at the Principal Office designated by the Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent to the making of Term Loans specified herein, the Administrative Agent shall make the proceeds of such Term Loans available to the requesting Borrower(s) on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be made available to the requesting Borrower(s) by wire transfer of immediately available funds in Dollars to such account as may be designated in writing to the Administrative Agent by the requesting Borrower(s).

4. CREATION OF SECURITY INTEREST

4.1. Grant of Security Interest. Each of the Credit Parties hereby grants the Administrative Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to the Administrative Agent, for the ratable benefit of the Lenders, the

Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2. Priority of Security Interest.

(a) Each Credit Party represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to the Administrative Agent’s Lien under this Agreement). If a Credit Party shall acquire a commercial tort claim, such Credit Party shall promptly notify the Administrative Agent in a writing signed by such Credit Party of the general details thereof and grant to the Administrative Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

(b) Notwithstanding anything herein to the contrary, upon the receipt by the Administrative Agent of an Officer’s Certificate certifying that Guarantor has completed a Qualified IPO, the security interest granted hereby by the Credit Parties with respect to the Intellectual Property Collateral shall automatically terminate, and the Administrative Agent shall promptly thereafter, at the sole cost and expense of the Credit Parties, execute and deliver to the Credit Parties all such documents and instruments as shall be necessary to evidence termination of such security interest; provided that, if a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property Collateral is necessary to have a security interest in the IP Collateral Proceeds, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property Collateral to the extent necessary to permit perfection of the Administrative Agent’s security interest in such IP Collateral Proceeds.

(c) If at any time on or after December 31, 2012, the Nitec Release Event occurs, and provided that no Event of Default shall have occurred and be continuing, the Credit Parties may, by written notice to the Administrative Agent, request (i) that Nitec be released as a Credit Party hereunder, (ii) that the Lien in favor of the Administrative Agent in respect of the Nitec Collateral be terminated, and (iii) that the Lien in favor of the Administrative Agent in respect of the capital stock of Nitec held by the Guarantor be limited to not more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of Nitec. The Administrative Agent shall promptly notify Lenders of its receipt of any such request and, upon the written consent of the Lenders, which consent shall not be unreasonably withheld, the Administrative Agent and the Lenders shall promptly thereafter, at the sole cost and expense of the Credit Parties, take all steps necessary to cause (i) Nitec to be released as a Credit Party hereunder, (ii) the Administrative Agent’s Lien in respect of the Nitec Collateral to be terminated, and (iii) the Lien in favor of the Administrative Agent in respect of the capital stock of Nitec held by the Guarantor to be limited to not more than 65% of the total combined voting power of all classes of stock entitled to vote the shares of capital stock of Nitec; provided, that, concurrently therewith, (W) Nitec shall enter into an amended loan and security agreement with the Administrative Agent and the Lenders on substantially the same terms provided herein except that the Lien granted by Nitec thereunder in favor of the Administrative Agent shall not secure any of the Term Loans made to Horizon hereunder or any of the other Obligations of Guarantor or Horizon (the “New Nitec Loan Agreement”), (X) each of Guarantor and Horizon shall become a guarantor of, and shall pledge all of its assets (or if Guarantor has completed a Qualified IPO, all of the assets of Guarantor and Horizon except the Intellectual Property Collateral) to secure the satisfaction of, all obligations of Nitec arising under the New. Nitec Loan Agreement; (Y) the New Nitec Loan Agreement shall contain customary cross-default provisions, such that a default under this Agreement shall be an Event of Default thereunder, and (Z) the Borrowers will treat each of the Term Loans and the New Nitec Loan Agreement as a continuation of the Term Loans as to which no gain or loss is realized for U.S. federal income Tax purposes. The date on which each of the actions described in the immediately preceding sentence occurs is called the “Nitec Release Event Completion Date.”

(d) If this Agreement is terminated, the Administrative Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligations to make Credit Extensions has terminated, the Administrative Agent shall, at the Credit Parties’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the appropriate Credit Parties.

4.3. Authorization to File Financing Statements. The Credit Parties hereby authorize the Administrative Agent to file financing statements, without notice to the Credit Parties, with all appropriate jurisdictions to perfect or protect the Administrative Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either the Credit Parties or any other Person, shall be deemed to violate the rights of the Administrative Agent under the Code, except dispositions permitted hereunder. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Administrative Agent’s discretion.

5. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and the Administrative Agent to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party, jointly and severally, represents and warrants to each Lender and the Administrative Agent that the following statements are true and correct:

5.1. Due Organization, Authorization; Power and Authority. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 5.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations except where the failure to do so could not reasonably be expected to have a material adverse effect on its business.

5.2. Equity Interests and Ownership. The Equity Interests of each Credit Party have been duly authorized and validly issued and are fully paid and non assessable. Except as set forth on Schedule 5.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Credit Party is a party requiring, and there is no membership interest or other Equity Interests of any Credit Party outstanding which upon conversion or exchange would require, the issuance by any Credit Party of any additional membership interests or other Equity Interests of any Credit Party or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Credit Party. Schedule 5.2 correctly sets forth the ownership interest of each Credit Party in its respective Subsidiaries as of the Effective Date. The organizational structure and capital structure of each of the Credit Parties is as set forth on Schedule 3.1(c).

5.3. No Conflict; Government Consents. The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party do not (i) conflict with any of such Credit Party’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Credit Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (x) such Governmental Approvals which have already been obtained and are in full force and effect, (y) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Administrative Agent for filing and/or recordation on or after the Effective Date and (z) any registration, consent, approval, notice or action to the extent that the failure to undertake or obtain such registration, consent, approval, notice or action could not reasonably be expected to result in a Material Adverse Change), (v) constitute an event of default under any material agreement by which such Credit Party is bound or (vi) require any approval of stockholders, members or partners or any approval or consent of any Person except for such approvals or consents which will be obtained on of before the Effective Date and disclosed in writing to the Administrative Agent and except for any such approvals or consents the failure of which to obtain will not result in a Material Adverse Change. No Credit Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on such Credit Party’s business.

5.4. Binding Obligation. Each Loan Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.5. Collateral. In connection with this Agreement, each Credit Party has delivered to the Administrative Agent a completed certificate signed by such Credit Party, (each, a “Perfection Certificate, and collectively, the “Perfection Certificates”). Each Credit Party represents and warrants to the Administrative Agent that:

(a) (i) its exact legal name is that indicated on its Perfection Certificate and on the signature page hereof; (ii) it is an organization of the type and is organized in the jurisdiction set forth in its Perfection Certificate; (iii) its Perfection Certificate accurately sets forth its organizational identification number or accurately states that it has none; (iv) its Perfection Certificate accurately sets forth its place of business, or, if more than one, its chief executive office as well as its mailing address (if different than its chief executive office); (v) it (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on its Perfection Certificate pertaining to it and each of its Subsidiaries is accurate and complete (it being understood and agreed that each Credit Party may from time to time update certain information in its Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Credit Party is not now a Registered Organization but later becomes one, it shall promptly notify the Administrative Agent of such occurrence and provide the Administrative Agent with such Credit Party’s organizational identification number. The Administrative Agent and the Lenders hereby agree that the Perfection Certificate shall be deemed to be updated to reflect information provided in any notice delivered by any Credit Party to the Administrative Agent pursuant to the last full paragraph of Section 7.2 below; provided that any update to the Perfection Certificate by any Credit Party pursuant to the last full paragraph of Section 7.2 below shall not relieve any Credit Party of any other Obligation under this Agreement, including (without limitation) its Obligations pursuant to Section 6.7(b).

(b) (i) it has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens, (ii) it has no deposit accounts other than the deposit accounts with Silicon Valley Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to the Administrative Agent in connection herewith, or of which such Credit Party has given the Administrative Agent notice and taken such actions as are necessary to give Administrative Agent a perfected security interest therein (and upon delivery of such notice and taking such action, the Perfection Certificate will be deemed to be updated with the information contained in such notice), (iii) Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

(c) All Inventory is in all material respects of good and marketable quality, free from material defects.

(d) It is the sole owner of the Intellectual Property which it owns or purports to own except for (a) Permitted Licenses, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to it and noted on the Perfection Certificate (as the same may be updated from time to time). Each Patent which it owns or purports to own and which is material to its business is valid and enforceable, and no part of the Intellectual Property which it owns or purports to own and which is material to it business has been judged invalid or unenforceable, in whole or in part. To the best of its knowledge, no claim has been made that any part of its Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on its business.

(e) Except as noted on its Perfection Certificate (as the same may be updated from time to time), it is not a party to, nor is it bound by, any Restricted License.

(f) With respect to any Subsidiary that is not a Credit Party hereunder, the assets of such Subsidiary do not exceed One Million Dollars ($1,000,000), in the aggregate.

5.6. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to result in a Material Adverse Change. No Credit Party (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, orders, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.7. Financial Statements; Financial Condition. All consolidated financial statements for any Credit Party delivered to the Administrative Agent were prepared in conformity with Applicable Accounting Standards and fairly present in all material respects such Credit Party’s consolidated financial condition and such Credit Party’s consolidated results of operations. There has not been any material deterioration in any Credit Party’s consolidated financial condition since the date of the most recent financial statements submitted to the Administrative Agent. No Credit Party has any contingent liability or liability for Taxes, long term lease (other than long-term leases entered into in the ordinary course of business) or unusual forward or long term commitment that is not reflected in the consolidated financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, or condition (financial or otherwise) of any Credit Party taken as a whole.

5.8. Solvency. As of the Effective Date, after giving effect to the transactions contemplated by this Agreement and the transaction pursuant to which the Borrowers became wholly owned Subsidiaries of Guarantor, the fair salable value of each Credit Party’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; no Credit Party is left with unreasonably small capital after the transactions in this Agreement; Nitec is not “over-indebted” (within the meaning of the applicable laws of Switzerland and Applicable Accounting Standards); and each Credit Party is able to pay its debts (including trade debts) as they mature. Without limiting the generality of the foregoing, as of the Effective Date, there has been no proposal made or resolution adopted by any competent corporate body for the dissolution or liquidation of any Credit Party, nor do any circumstances exist which may result in the dissolution or liquidation of any Credit Party. As of the Effective Date, no proposal has been made nor any resolution been adopted by any competent corporate body of any Credit Party for the statutory merger of such Credit Party with any other Person. As of the Effective Date, none of the Credit Parties has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by any creditor, (iii) suffered the appointment of a receiver to take possession of all or any portion of its assets, (iv) suffered the attachment or judicial seizure of all or any portion of its assets, (v) admitted in writing its inability to pay its debts as they come due, nor (vi) made an offer of settlement, extension or composition to its creditors generally.

5.9. Payment of Taxes. All federal, material state, material provincial and other material Tax returns and reports (or extensions thereof) of each Credit Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes reflected therein which are due and payable and all assessments, fees and other governmental charges upon any Credit Party and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Credit Party knows of any proposed Tax deficiency or assessment against it or any of its Subsidiaries which is not being actively contested by it or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with Applicable Accounting Standards shall have been made or provided therefor. Each Credit Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Credit Party has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Credit Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority. Neither any Credit Party nor any of its Subsidiaries have executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes nor has there been any request in writing for such extension. Neither any Credit Party nor any of its Subsidiaries has agreed or has been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. Neither any Credit Party nor any of its Subsidiaries has any obligation under any written tax sharing agreement. No Credit Party nor any Subsidiary has been a member of an affiliated group filing a consolidated U.S. federal income tax return within the meaning of the Internal Revenue Code and has no liability for Taxes of any other Person under IRC Section 1.1502-6 (or similar provision of foreign, state, or local law) as a transferee or successor, by contract, or otherwise. No Credit Party nor any Subsidiary has distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC Sections 355 or 361 during any year for which the statute of limitations does not bar the assessment of U.S.

federal income tax. The Credit Parties structured the acquisition of Nitec and Horizon by Guarantor with the intent that no gain would be recognized on the acquisition for U.S. federal income tax purposes.

5.10. Environmental Matters. No Credit Party nor any of its respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No Credit Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each Credit Party’s knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. To any Credit Party’s knowledge, no predecessor of any Credit Party has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and no Credit Party’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Change. No event or condition has occurred or is occurring with respect to any Credit Party relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

5.11. Material Contracts. Schedule 5.11 contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date, and, after giving effect to consummation of the transactions contemplated by this Agreement, except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

5.12. Regulatory Compliance. No Credit Party is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Credit Party is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board). Each Credit Party has complied in all material respects with the Federal Fair Labor Standards Act. No Credit Party nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. No Credit Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business.

5.13. Margin Stock. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as (“Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Credit Extensions or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Term Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party or any of its Subsidiaries will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

5.14. Subsidiaries; Investments. No Credit Party owns any stock, partnership interest or other equity securities except for Permitted Investments.

5.15. Employee Matters. No Credit Party is engaged in any unfair labor practice that could reasonably be expected to result in a Material Adverse Change. There is (a) no unfair labor practice complaint pending against any Credit Party, or to the best knowledge of any Credit Party, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or to the best knowledge of any Credit Party, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Credit Party, and (c) to the best knowledge of any Credit Party, no union representation question existing with respect to the employees of any Credit Party and, to the best knowledge of any Credit Party, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to result in a Material Adverse Change.

5.16. Use of Proceeds. Borrowers shall use the proceeds of the Credit Extensions solely to fund their general business requirements and not for personal, family, household or agricultural purposes.

5.17. Full Disclosure. No representation or warranty of any Credit Party contained in any Loan Document or in any other documents, certificates or written statements furnished to the Administrative Agent or Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to any Credit Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Credit Party furnishing such materials to be reasonable at the time made. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Credit Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.18. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19. Additional Representations and Warranties. The transactions contemplated by those agreements by and among the Credit Parties pursuant to which the Borrowers became wholly owned Subsidiaries of Guarantor have been consummated in accordance with their respective terms without derivation and the respective representations and warranties of the Credit Parties contained therein are true, accurate, and complete in all material respects on the Effective Date and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

5.20. 10/20 Non-Bank Creditor Rules. Nitec’s aggregate number of creditors other than Qualifying Lenders, under each Term Loan does not exceed 10 (the “10 Non-Bank Creditor Rule”) and its aggregate number of creditors other than Qualifying Lenders under all outstanding loans, facilities and/or private placements (including under this Agreement) does not exceed 20 (the “20 Non-Bank Creditor Rule”) (as per the explanatory notes of the Swiss Federal Tax Administration S-02.122.1 (4.99), S-02.122.2 (4.99) and S-02.128 (1.2000), as amended, restated, supplemented or otherwise modified from time to time).

6. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than inchoate indemnity obligations), each Credit Party shall, and shall cause each of its Subsidiaries to:

6.1. Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a Material Adverse Change. Each Credit Party shall comply, and cause each of its Subsidiaries to comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could reasonably be expected to result in a Material Adverse Change.

6.2. Financial Statements, Reports, Certificates. Deliver to the Administrative Agent and each lender:

(a) Prior to Completion of an IPO. In the event that no Credit Party is subject to the reporting requirements under the Exchange Act:

(i) Monthly Financial Statements. As soon as available, but in no event later than the earlier of (A) the date on which they are first delivered to the Board or members of management of Guarantor or (B) thirty (30) days after the last day of each calendar month, (1) a balance sheet and income statement of each of Guarantor and Horizon, covering each of Guarantor’s and Horizon’s respective operations for such month, in each case, certified by a Responsible Officer and in a form acceptable to the Administrative Agent, (2) aged listings of accounts receivable and accounts payable (by invoice date), and (3) a statement with respect to each deposit, securities and commodity account of Nitec showing account balances as of the last day of the most recently completed calendar month (the “Monthly Financial Statements”);

(ii) Monthly Compliance Certificate. As soon as available, but in no event later than the earlier of (A) the date on which they are first delivered to the Board or members of management of Guarantor or (B) thirty (30) days after the last day of each calendar month, and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, each Credit Party was in full compliance with all of the terms and conditions of this Agreement;

(iii) Quarterly Financial Statements of Nitec. As soon as available, but in no event later than the earlier of (A) the date on which they are first delivered to the Board or members of management of Nitec or (B) thirty (30) days after the last day of each calendar quarter, (1) a balance sheet and income statement of Nitec, covering Nitec’s operations for such quarter, certified by a Responsible Officer and in a form acceptable to the Administrative Agent, and (2) aged listings of accounts receivable and accounts payable (by invoice date); provided that, upon the earlier of (X) the date that is thirty (30) days following the last day of the first calendar month for which Nitec has prepared monthly financial statements and (Y) the date that is thirty (30) days following the last day of the sixth full calendar month following the Effective Date, Nitec shall cease delivering quarterly financial statements pursuant to this clause (iii) and will commence delivering Monthly Financial Statements pursuant to clause (i) above in the same manner as Guarantor and Horizon;

(iv) Quarterly Consolidated Financial Statements. As soon as available, but in no event later than the earlier of (i) the date on which they are first delivered to the Board or members of management of Guarantor or (ii) thirty (30) days after the last day of each calendar quarter commencing with the calendar quarter ended September 30, 2010, a Guarantor prepared consolidated balance sheet and consolidating balance sheet as at the end of such period, and consolidated statements, with consolidating statements attached thereto, of profit and loss, cash flow and change in stockholders equity of Guarantor and its Subsidiaries for such quarterly period certified by a Responsible Officer and in a form acceptable to the Administrative Agent;

(v) Annual Audited Financial Statements. As soon as available, but in no event later than the earlier of (i) the date on which they are first delivered to the Board or members of management of Guarantor or (ii) one hundred eighty (180) days after the last day of Guarantor’s fiscal year, commencing with the fiscal year ending December 31, 2010, audited consolidated financial statements prepared under Applicable Accounting Standards, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to the Administrative Agent in its reasonable discretion;

(b) After Completion of an IPO. In the event that one or more of the Credit Parties is subject to the reporting requirements under the Exchange Act:

(i) Monthly Financial Statements. As soon as available, but in no event later than the earlier of (A) the date on which they are first delivered to the Board or members of management of Guarantor or (B) thirty (30) days after the last day of each calendar month, (1) a balance sheet and income statement of each of Nitec and Horizon, covering each of Nitec’s and Horizon’s respective operations for such month, in each case, certified by a Responsible Officer and in a form acceptable to the Administrative Agent, and (2) aged listings of accounts receivable and accounts payable (by invoice date);

(ii) Monthly Compliance Certificate. As soon as available, but in no event later than the earlier of (A) the date on which they are first delivered to the Board or members of management of Guarantor or (B) thirty (30) days after the last day of each calendar month, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, each Credit Party was in full compliance with all of the terms and conditions of this Agreement;

(iii) Quarterly Consolidated Financial Statements. As soon as available, but in no event later than the earlier of (i) the date on which they are first delivered to the Board or members of management of Guarantor or (ii) forty-five (45) days after the last day of each calendar quarter, a Guarantor prepared consolidated balance sheet and consolidating balance sheet as at the end of such period, and consolidated statements, with consolidating statements attached thereto, of profit and loss, cash flow and change in stockholders equity of Guarantor and its Subsidiaries for such quarterly period certified by a Responsible Officer and in a form acceptable to the Administrative Agent;

(c) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Guarantor’s security holders or to any holders of Subordinated Debt;

(d) SEC Filings. In the event that any Credit Party becomes subject to the reporting requirements under the Exchange Act within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by such Credit Party with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Credit Party posts such documents, or provides a link thereto, on a website on the Internet at a website address provided to the Administrative Agent;

(e) Legal Action Notice. A prompt report of any legal action pending or threatened in writing against any Credit Party that could result in damages or costs to such Credit Party in an amount in excess of One Hundred Thousand Dollars ($100,000), individually, or Two Hundred and Fifty Thousand Dollars ($250,000), in the aggregate, when aggregated with all pending or threatened legal actions against all Credit Parties;

(f) Board Approved Projections. Within ten (10) days after Board approval, but at least annually, or more frequently as updated, Board-approved projections and any subsequent amendments thereto; and

(g) Other Financial Information. Other financial information reasonably requested by the Administrative Agent.

6.3. Inventory; Returns; Maintenance of Properties. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between each Borrower and its Account Debtors shall follow such Borrower’s customary practices as they exist at the Effective Date. Each Credit Party must promptly notify the Administrative Agent of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000), individually, or more than Two Hundred and Fifty Thousand Dollars ($250,000), in the aggregate, when aggregated with all other returns, recoveries, disputes and claims. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all material tangible properties used or useful in its respective business, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

6.4. Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required Tax returns and reports or extensions therefor and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local Taxes, assessments, deposits and contributions imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrue thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if (i) such Tax or claim does not exceed One Hundred Thousand Dollars ($100,000), individually, or more than Two Hundred and Fifty Thousand Dollars ($250,000), in the aggregate, when aggregated with all other such Taxes or claims, or

(ii) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with Applicable Accounting Standards shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. Each Credit Party shall deliver to the Administrative Agent, on demand, appropriate certificates attesting to any such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income Tax return with any Person (other than Borrowers or any of their Subsidiaries).

6.5. Insurance. Maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Credit Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons All property policies shall have a loss payable endorsement showing the Administrative Agent as loss payee and waive subrogation against the Administrative Agent and shall provide that the insurer must give the Administrative Agent at least twenty (20) days notice before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, the Administrative Agent as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give the Administrative Agent at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At the Administrative Agent’s request, each Credit Party shall deliver certified copies of policies and evidence of all premium payments. If any Credit Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and the Administrative Agent, the Administrative Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies the Administrative Agent deems prudent.

6.6. Operating Accounts.

(a) Maintain all and all of its Subsidiaries’ operating, depository, and securities accounts with Silicon Valley Bank or any of its Affiliates; provided that Nitec shall maintain all of its and its Subsidiaries’ operating, depository, and securities accounts with Credit Suisse AG, Basler Kantonalbank, Basellandshaftliche Kantonalbank, Sparkasse Rhein Neckar Nord, and Deutsche Apotheker-und Arztebank (the “Permitted Accounts”), and which accounts maintained by Nitec shall be subject to the grant to the Administrative Agent, for the ratable benefit of the Lenders, of a security interest which has been perfected in accordance with applicable law. No Credit Party shall establish an operating, depository, or securities account, other than any such accounts maintained at Silicon Valley Bank or any of its Affiliates or the Permitted Accounts, unless contemporaneously with such establishment, such account is subject to either (i) a Control Agreement or (ii) the grant to the Administrative Agent, for the ratable benefit of the Lenders, of a security interest which has been perfected in accordance with applicable law, as applicable.

(b) Provide the Administrative Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Silicon Valley Bank or any of its Affiliates. For each Collateral Account that each Credit Party at any time maintains, such Credit Party shall cause the applicable bank or financial institution (other than the Administrative Agent) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect the Administrative Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of the Administrative Agent. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees and identified to the Administrative Agent by such Credit Party as such.

(c) Notwithstanding the foregoing Sections 6.6(a) and (b), each of Guarantor and Horizon is permitted (i) for a period not exceeding thirty (30) days after the Effective Date, to maintain its current Collateral Accounts with financial institutions other than Silicon Valley Bank or its Affiliates and (ii) for a period not exceeding sixty days after the Effective Date, to maintain its employee credit card program with a financial institution other than Silicon Valley Bank or its Affiliates.

6.7. Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise the Administrative Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to its business to be abandoned, forfeited or dedicated to the public without the Administrative Agent’s written consent.

(b) Provide written notice to the Administrative Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Each Credit Party shall take such commercially reasonable steps as the Administrative Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for the Administrative Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) the Administrative Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with the Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents.

6.8. Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to the Administrative Agent, without expense to the Administrative Agent, each Credit Party and its officers, employees and agents and such Credit Party’s books and records, to the extent that the Administrative Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against the Administrative Agent with respect to any Collateral or relating to such Credit Party.

6.9. Access to Collateral; Books and Records. Allow the Administrative Agent, or its agents, at reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy any Credit Party’s Books. The foregoing inspections and audits shall be at the relevant Credit Party’s expense. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing.

6.10. Lenders Meetings. Upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each fiscal year to be held at Borrowers’ corporate offices (or at such other location as may be agreed to by Borrowers and Administrative Agent) at such time as may be agreed to by Borrowers and Administrative Agent.

6.11. Environmental.

(a) Environmental Disclosure. Deliver to Administrative Agent:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of any Credit Party or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any material Environmental Claims;

(ii) promptly upon an officer of any Credit Party obtaining knowledge of the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by any Credit Party or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims resulting in, individually or in the aggregate, a Material Adverse Change, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Change, and (3) any Credit Party’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Credit Party, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Change, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any governmental agency that suggests such agency is investigating whether any Credit Party or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, has a reasonable possibility of resulting in a Material Adverse Change;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by any Credit Party that could reasonably be expected to (A) expose any Credit Party to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change or (B) affect the ability of any Credit Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by any Credit Party to modify current operations in a manner that could reasonably be expected to subject any Credit Party to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 6.11(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change, and (ii) make an appropriate response to any Environmental Claim against such Credit Party and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.

6.12. Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents.

6.13. 10/20 Non-Bank Creditor Rules. Nitec undertakes to comply with the 10 Non-Bank Creditor Rule and the 20 Non-Bank Creditor Rule.

7. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than inchoate indemnity obligations), such Credit Party shall not, and shall cause each of its Subsidiaries not to:

7.1. Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except (a) for Transfers of Inventory in the ordinary course of business; (b) for Transfers of worn out or obsolete Equipment; (c) Permitted Licenses; and (d) in connection with Permitted Liens and Permitted Investments.

7.2. Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by it and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in senior management and a replacement satisfactory to such Credit Party’s Board is not made within ninety (90) days after such person’s departure; or (ii) enter into any transaction or series of related transactions in which the stockholders of any Credit Party who were not stockholders immediately prior to the first such transaction own more than 40% of the voting stock of such Credit Party immediately after giving effect to such transaction or related series of such transactions (other than by the sale of such Credit Party’s equity securities in a public offering or to venture capital investors so long as such Credit Party identifies to the Administrative Agent the venture capital investors prior to the closing of the transaction and provides to the Administrative Agent a description of the material terms of the transaction).

No Credit Party shall, without at least thirty (30) days prior written notice to the Administrative Agent: (1) add any new office or business location, including a warehouse (unless such new office or business location contains less than One Hundred Thousand Dollars ($100,000) in such Credit Party’s assets or property ) or deliver any portion of the Collateral valued, individually in excess of One Hundred Thousand Dollars ($100,000) or, in the aggregate, in excess of Two Hundred and Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If any Credit Party intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred and Fifty Thousand ($250,000) to a bailee, and the Administrative Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which such Credit Party intends to deliver the Collateral, then such Credit Party will first receive the written consent of the Administrative Agent, and such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, notice with respect to the change of the legal name of Nitec Pharma AG to Horizon Pharma AG and of Nitec Pharma GmbH to Horizon Pharma GmbH, to be effected no later than April 30, 2010, shall be deemed to have been given in satisfaction of the foregoing sentence with respect to such changes; provided that Nitec shall provide written notice to the Administrative Agent within two (2) Business Days following the effectiveness of each such name change.

7.3. Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into any Credit Party.

7.4. Indebtedness. Directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than Permitted Indebtedness.

7.5. Encumbrance. Except for Permitted Liens, create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, or permit any Collateral not to be subject to the first priority security interest granted herein. Notwithstanding the foregoing, promptly following the later of receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent of the completion by Guarantor of a Qualified IPO or the issuance by the FDA of marketing approval for either Lodotra or Duexa, the restriction in the foregoing sentence shall no longer apply with respect to the Intellectual Property Collateral; provided that the restriction contained in the foregoing sentence shall continue to apply with respect to the IP Collateral Proceeds.

7.6. No Further Negative Pledges; Negative Pledge.

(a) Except with respect to (i) specific property encumbered to secure payment of particular Indebtedness, (ii) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), and (iii) the Existing Kreos Loan Agreement, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations. Notwithstanding the foregoing, promptly following the later of receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent of the completion by Guarantor of a Qualified IPO or the issuance by the FDA of marketing approval for either Lodotra or Duexa, the restriction in the foregoing sentence shall no longer apply with respect to the Intellectual Property Collateral.

(b) No Credit Party will sell, assign, transfer, exchange or otherwise dispose of any Equity Interests issued by any Subsidiary which are owned or otherwise held by such Credit Party, except for sales,

assignments, transfers, exchanges or other dispositions to another Credit Party or to qualify directors if required by applicable law; provided that, in the case of sales, assignments, transfers, exchanges or other dispositions to qualify directors as required by applicable law, such sale, assignment, transfer, exchange or other disposition shall be for the minimum number of Equity Interests as are necessary for such qualification under applicable law. No Credit Party will create, incur, assume or suffer to exist, any Lien on the Equity Interests issued by any Subsidiary which are owned or otherwise held by such Credit Party, except for any Lien or claim in favor of Administrative Agent.

7.7. Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.8. Distributions, Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Guarantor may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Guarantor may pay dividends solely in common stock; and (iii) Guarantor may repurchase the stock of former employees, directors or consultants pursuant to stock repurchase agreements so long as (A) an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase and (B) the amount paid for all such repurchases shall not exceed One Hundred Thousand Dollars ($100,000), in the aggregate, in any twelve (12) month period, or (b) directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so. Notwithstanding the foregoing, Borrowers shall be permitted to pay dividends or make distributions to Guarantor, and Subsidiaries of Borrowers shall be permitted to pay dividends or make distributions to Borrowers.

7.9. Restrictions on Subsidiary Distributions. Except as provided herein, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrowers to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrowers or any other Subsidiary of Borrowers, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrowers or any other Subsidiary of Borrowers, (c) make loans or advances to Borrowers or any other Subsidiary of Borrowers, or (d) transfer, lease or license any of its property or assets to Borrowers or any other Subsidiary of Borrowers other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement that impose restrictions on such Equity Interests or assets or (iii) that exist under or by reason of applicable law.

7.10. Disposal of Subsidiary Interests. Directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law.

7.11. Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Credit Party, except for (a) transactions that are in the ordinary course of such Credit Party’s business, upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) Investments permitted under sub-clauses (f) or (g) of the definition of Permitted Investments, and (c) Investments in Guarantor comprised of the proceeds of equity financings and unsecured debt financings from Guarantor’s investors, so long as all such Indebtedness is Subordinated Debt.

7.12. Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.13. Amendments or Waivers of Organizational Documents. Agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Operating Documents in a manner that would adversely affect its ability to perform its obligations under the Loan Documents or adversely affect the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Document.

7.14. Fiscal Year. Except as disclosed on Schedule 7.14 hereto, no Credit Party shall, nor shall it permit any of its Subsidiaries to change its fiscal year, except that shortly after the Effective Date, Nitec and its wholly owned subsidiary, Nitec Pharma GmbH, intend to change their fiscal year from a fiscal year ending on June 30 to a fiscal year ending on December 31.

7.15. Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on its business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of such Credit Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.16. Non-Guarantor Subsidiaries. Subject to Section 4.2(c), no Credit Party shall permit the assets of any of its Subsidiaries to exceed One Million Dollars $1,000,000, in the aggregate, unless and until such Subsidiary (a) is or becomes a co-borrower or a guarantor hereunder and (b) has granted to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in all of its assets, which security interest has been perfected in accordance with applicable law.

8. GUARANTY

8.1. Guaranty of the Obligations. Guarantor hereby irrevocably and unconditionally guaranties to the Administrative Agent, for the ratable benefit of the Lenders, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

8.2. Payment By Guarantor. Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against Guarantor by virtue hereof, that upon the failure of Borrowers to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantor will upon demand pay, or cause to be paid, in cash, to the Administrative Agent, for the ratable benefit of the Lenders, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrowers becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrowers for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Administrative Agent or the Lenders as aforesaid.

8.3. Liability of Guarantor Absolute. Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrowers and the Administrative Agent and/or any Lender with respect to the existence of such Event of Default;

(c) the obligations of Guarantor hereunder are independent of the obligations of Borrowers and the obligations of any other guarantor of the obligations of Borrowers, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against Borrowers or any of such other guarantors and whether or not Borrowers are joined in any such action or actions;

(d) payment by Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit;

(e) the Administrative Agent, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor’s liability hereunder, but without limiting Borrowers’ rights hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of the Administrative Agent and/or any Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that the Administrative Agent and/or any Lender may have against any such security, in each case as the Administrative Agent in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Borrowers or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though the Administrative Agent and/or any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) the Administrative Agent’s and/or any Lender’s consent to the change, reorganization or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a Lien in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrowers may allege or assert against the Administrative Agent and/or any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

8.4. Waivers by Guarantor. Guarantor hereby waives, for the benefit of the Administrative Agent and/or the Lenders: (a) any right to require the Administrative Agent and/or the Lenders, as a condition of payment or performance by Guarantor, to (i) proceed against Borrowers, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrowers, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of the Administrative Agent and/or any Lender in favor of Borrowers or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent and/or any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrowers or any other guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrowers or any other guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon the Administrative Agent’s and/or any Lender ‘s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and/or any Lender protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related hereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrowers and notices of any of the matters referred to in Section 8.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

8.5. Guarantor’s Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Term Commitments shall have terminated, Guarantor hereby waives any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against Borrowers or any other guarantor or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Borrowers with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that the Administrative Agent and/or any Lender now has or may hereafter have against Borrowers, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by the Administrative Agent and/or any Lender. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Term Commitments shall have terminated, Guarantor shall withhold exercise of any right of contribution Guarantor may have against any other guarantor of the Guaranteed Obligations. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against Borrowers or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights the Administrative Agent and/or any Lender may have against Borrowers, to all right, title and interest the Administrative Agent and/or any Lender may have in any such collateral or security, and to any right the Administrative Agent and/or any Lender may have against such other guarantor. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Administrative Agent, for the ratable benefit of the Lenders, and shall forthwith be paid over to the

Administrative Agent for the ratable benefit of the Lenders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

8.6. Subordination of Other Obligations. Except as provided in the following sentence, any Indebtedness of Borrowers now or hereafter held by Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent, for the ratable benefit of the Lenders, and shall forthwith be paid over to the Administrative Agent, for the ratable benefit of the Lenders, to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof

8.7. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Term Commitments shall have terminated. Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

8.8. Authority of Guarantor or Borrowers. It is not necessary for the Administrative Agent and/or any Lender to inquire into the capacity or powers of Guarantor or Borrowers or the officers, directors or any agents acting or purporting to act on behalf of any of them.

8.9. Financial Condition of Borrowers. Any Credit Extension may be made to Borrowers or continued from time to time without notice to or authorization from Guarantor regardless of the financial or other condition of Borrowers at the time of any such grant or continuation. Neither the Administrative Agent nor any Lender shall have any obligation to disclose or discuss with Guarantor its assessment, or Guarantor’s assessment, of the financial condition of Borrowers. Guarantor has adequate means to obtain information from Borrowers on a continuing basis concerning the financial condition of Borrowers and their ability to perform their obligations under the Loan Documents, and Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby waives and relinquishes any duty on the part of the Administrative Agent and/or any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of Borrowers now known or hereafter known by the Administrative Agent and/or any Lender.

8.10. Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, Guarantor shall not, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrowers. The obligations of Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrowers or by any defense which Borrowers may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantor, the Administrative Agent and/or the Lenders that the Guaranteed Obligations which are guaranteed by Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrowers of any portion of such Guaranteed Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrowers, the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from the Administrative Agent and/or any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

8.11. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Administrative Agent and/or any Lender or any other Person effective as of the time of such sale or disposition.

9. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

9.1. Payment Default. Any Credit Party fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

9.2. Covenant Default.

(a) The Credit Parties fail or neglect to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7(b) or violate any covenant in Section 7; or

(b) The Credit Parties fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 9) under such other term, provision, condition, covenant or agreement that can be cured, have failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by the Credit Parties be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then the Credit Parties shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

9.3. Material Adverse Change. A Material Adverse Change occurs;

9.4. Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Credit Party or of any entity under the control of any Credit Party (including a Subsidiary) on deposit or otherwise maintained with any Lender or any Lender’s Affiliate, or (ii) a notice of lien or levy is filed against any Credit Party’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) Any material portion of any Credit Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents any Credit Party from conducting any material part of its business;

9.5. Insolvency. (a) Any Credit Party is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Credit Party begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Credit Party and not dismissed or stayed within thirty (30) days (but no Credit

Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

9.6. Other Agreements. There is:

(a) under the Existing Kreos Loan Agreement, any default resulting in a right by Kreos Capital III (UK) Limited, whether or not exercised, to accelerate the maturity of the Indebtedness thereunder;

(b) under any agreement to which a Credit Party is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000), individually, or in excess of Five Hundred Thousand Dollars ($500,000), when aggregated with all other defaults by Credit Parties under agreements with third parties, or (ii) any default by any Credit Party, the result of which could have a material adverse effect on such Credit Party’s business or assets;

9.7. Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount in excess of Two Hundred and Fifty Thousand Dollars ($250,000), individually, or in excess of Five Hundred Thousand Dollars ($500,000), when aggregated with all other final judgments, orders, or decrees for the payment of money (but excluding any final judgments, orders, or decrees for the payment of money that are covered by independent third-party insurance as to which liability has been accepted by such insurance carrier), shall be rendered against one or more Credit Parties and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

9.8. Misrepresentations. Any Credit Party or any Person acting for any Credit Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to the Administrative Agent and/or any Lender or to induce the Administrative Agent and/or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

9.9. Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or in validated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement; or

9.10. Post-closing Agreement. The Credit Parties fail or neglect to perform any obligation contained in that certain letter agreement to be entered into on the Effective Date by and among the Credit Parties and the Administrative Agent.

10. RIGHTS AND REMEDIES UPON AN EVENT OF DEFAULT

10.1. Rights and Remedies. While an Event of Default occurs and continues the Administrative Agent may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 9.5 occurs all Obligations are immediately due and payable without any action by the Administrative Agent);

(b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and the Administrative Agent;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that the Administrative Agent considers advisable, notify any Person owing Borrowers money of the Administrative Agent’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if the Administrative Agent requests and make it available as the Administrative Agent designates. Administrative Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrowers grant Administrative Agent a license to enter and occupy any of their premises, without charge, to exercise any of Administrative Agent’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrowers it holds, or (ii) any amount held by Administrative Agent owing to or for the credit or the account of Borrowers;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral Administrative Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Administrative Agent’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Administrative Agent’s benefit;

(g) place a “hold” on any account maintained with Administrative Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrowers’ Books; and

(i) exercise all rights and remedies available to Administrative Agent and/or any Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

10.2. Power of Attorney. Each Borrower hereby irrevocably appoints Administrative Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Administrative Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Administrative Agent or a third party as the Code permits. Each Borrower hereby appoints Administrative Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Administrative Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Administrative Agent is under no further obligation to make Credit Extensions hereunder. Administrative Agent’s foregoing appointment as each Borrower’s attorney in fact, and all of Administrative Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and each Lender’s obligation to provide Credit Extensions terminates.

10.3. Protective Payments. If Borrowers fail to obtain the insurance called for by Section 6.5 or fail to pay any premium thereon or fail to pay any other amount which Borrowers are obligated to pay under this Agreement or any other Loan Document, Administrative Agent may obtain such insurance or make such payment, and all amounts so paid by Administrative Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Administrative Agent will make reasonable efforts to provide Borrowers with notice of Administrative Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Administrative Agent are deemed an agreement to make similar payments in the future or Administrative Agent’s waiver of any Event of Default.

10.4. Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Administrative Agent may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Administrative Agent shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrowers shall remain liable to Administrative Agent for any deficiency. If Administrative Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Administrative Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Administrative Agent of cash therefor.

10.5. Administrative Agent’s Liability for Collateral. So long as Administrative Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Administrative Agent, Administrative Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

10.6. No Waiver; Remedies Cumulative. Administrative Agent’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Administrative Agent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Administrative Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Administrative Agent has all rights and remedies provided under the Code, by law, or in equity. Administrative Agent’s exercise of one right or remedy is not an election and shall not preclude Administrative Agent from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Administrative Agent’s waiver of any Event of Default is not a continuing waiver. Administrative Agent’s delay in exercising any remedy is not a waiver, election, or acquiescence.

10.7. Demand Waiver. Borrowers waive demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Administrative Agent on which Borrowers are liable.

11. ADMINISTRATIVE AGENT

11.1. Appointment of Administrative Agent. Kreos is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Kreos to act as Administrative Agent in accordance with the terms hereof and the other Loan Documents. The Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. Except as otherwise provided in Section 2.9(b), in performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrowers or any of its Subsidiaries.

11.2. Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents and no implied duties or responsibilities shall be read into this Agreement against the Administrative Agent. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

11.3. General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Credit Party or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.

(b) Exculpatory Provisions. The Administrative Agent and any of its officers, partners, directors, employees or agents shall not be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 14.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. The Administrative Agent may distribute documents, deliverables or other materials to the Lenders for acceptance or rejection, and may, upon appropriate notice, rely on the lack of an objection by Lenders as a deemed approval of the action presented. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrowers and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 14.5).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 11.3 and of Section 11.6 shall apply to any of the Affiliates of the Agents, and shall apply to their respective activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 11.3 and of Section 11.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent, and not to any Credit Party, Lender or any other

Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

11.4. Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its respective Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrowers or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrowers for services in connection herewith and otherwise without having to account for the same to Lenders.

11.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrowers and their Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrowers and their Subsidiaries. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender on the Effective Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Requisite Lenders or Lenders, as applicable on the Effective Date.

11.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

11.7. Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrowers, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrowers and the Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrowers, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and the resigning or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all sums, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents. If the Requisite Lenders have not appointed a successor Administrative Agent, the Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, the Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. After any resigning or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

11.8. Collateral Documents and Guaranty.

(a) Agent under Collateral Documents and Guaranty. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of the Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 14.5, without further written consent or authorization from any Lenders, the Administrative Agent shall, at the request and expense of Credit Parties, execute any documents or instruments necessary to, (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 14.5) have otherwise consented or (ii) release Guarantor from the Guaranty pursuant to Section 8.11 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 14.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Credit Party, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

11.9. Withholding Taxes.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

12. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below or, in the case of a Lender, the address, facsimile number or email address set forth on such Lender’s signature page hereto. Any Lender or Credit Party may change its mailing or electronic mail address or facsimile number by giving all other parties hereto written notice thereof in accordance with the terms of this Section 12.

If to Horizon:	Horizon Pharma USA, Inc. 1033 Skokie Boulevard, Suite 355 Northbrook, Illinois 60062 Attn: Timothy P. Walbert Fax: (847) 572-1372 Email: twalbert@horizontherapeutics.com

with a copy to:	Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, California 92121 Attn: Barbara Borden, Esq. and Kay Chandler, Esq. Fax: (858) 550-6420 Email: bordenbl@cooley.com and kchandler@cooley.com

If to Nitec:	Nitec Pharma AG Kagenstrasse 17 CH-4153 Reinach Switzerland Attn: Timothy P. Walbert Fax: (847) 572-1372 Email: twalbert@horizontherapeutics.com

with a copy to:	Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, California 92121 Attn: Barbara Borden, Esq. and Kay Chandler, Esq. Fax: (858) 550-6420 Email: bordenbl@cooley.com and kchandler@cooley.com

If to Guarantor:	Horizon Pharma, Inc. 1033 Skokie Boulevard, Suite 355 Northbrook, Illinois 60062 Attn: Timothy P. Walbert Fax: (847) 572-1372 Email: twalbert@horizontherapeutics.com

with a copy to:	Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, California 92121 Attn: Barbara Borden, Esq. and Kay Chandler, Esq. Fax: (858) 550-6420 Email: bordenbl@cooley.com and kchandler@cooley.com

If to the Administrative Agent:	Kreos Capital III (UK) Limited 25-28 Old Burlington Street London W1S 3AN Attn: Donatella Callegaris

Fax: +44 (0)20-7409-1034 Email: donatella@kreoscapital.co.uk

with copies to:	Speechly Bircham LLP 6 New Street Square London EC4A 3LX United Kingdom Attn: James Watts, Esq. Fax: +44 (0)20-7427-6600 Email: James.Watts@speechlys.com

and:	Sonnenschein Nath & Rosenthal LLP 2 World Financial Center New York, New York 10281 Attn: Denise M. Tormey, Esq. Fax: (212) 768-6800 Email: DTormey@sonnenschein.com

and:	Silicon Valley Bank 230 West Monroe Street, Suite 720 Chicago, Illinois 60606 Attn: Kristen Parsons Fax: (312) 704-9512 Email: kparsons@svb.com

and:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esq. Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com

13. CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Credit Parties, the Administrative Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of the Administrative Agent, for the ratable benefit if the Lenders. Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Credit Party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Credit Party hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Credit Party at the address set forth in Section 12 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Credit Party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, CREDIT PARTIES, THE ADMINISTRATIVE AGENT, AND THE LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

14. GENERAL PROVISIONS

14.1. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Credit Parties, the Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Commitments, and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Commitment or Term Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 14.1(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Credit Parties and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Commitments or Term Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Commitment or Term Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Commitments):

(i) to any Qualifying Lender meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Credit Parties and the Administrative Agent; or

(ii) to any Qualifying Lender meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Credit Parties and the Administrative Agent and, in the case of assignments of Term Loans or Term Commitments to any such Person (except in the case of assignments made by or to the Administrative Agent), consented to by each of Credit Parties and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Credit Parties, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 14.1(c)(ii) shall be in an aggregate amount of not less than Five Hundred Thousand Dollars ($500,000).

(d) Mechanics. Assignments and assumptions of Term Loans, and Term Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States backup withholding and federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.7(c).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Commitments and Term Loans, as the case may be, represents and warrants as of the Effective Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Commitments or Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Commitments or Term Loans for its own account in the ordinary course and without a view to distribution of such Term Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 14.1, the disposition of such Term Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 14.1 as of the Assignment Effective Date with respect to any Assignment Agreement (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 14.7) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Commitments shall be modified to reflect any Term Commitment of such assignee and any Term Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to the Administrative Agent for cancellation, and thereupon Borrowers shall issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Term Commitments and/or outstanding Term Loans of the assignee and/or the assigning Lender.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Qualifying Lender (other than Credit Parties, any of their Subsidiaries or any of their Affiliates) in all or any part of its Term Commitments, Term Loans or in any other Obligation. Further sub-participations are excluded.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Term Loan or Term Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Term Commitment shall not constitute a change in the terms of such participation, and that an increase in any Term Commitment or Term Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Term Loans hereunder in which such participant is participating.

(iii) Each Credit Party agrees that each participant shall be entitled to the benefits of Sections 2.6 and 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Sections 2.6 and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Credit Parties’ prior written consent and (y) a participant that would be a Non U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.7 unless Credit Parties are notified of the participation sold to such participant and such participant agrees, for the benefit of Credit Parties, to comply with Section 2.7 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Credit Parties or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 14.10 as though it were a Lender, provided such participant agrees to be subject to Section 2.2(h) as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 14.1:

(i) any Lender may assign and/or pledge all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to a Qualifying Lender to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; and

(ii) notwithstanding anything to the contrary in this Section 14.1, any Lender may sell participations (or otherwise transfer its rights) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans) to one or more Qualifying Lenders that provide financing to such Lender;

provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment, pledge, participation or other transfer and provided further, that in no event shall the applicable Federal Reserve Bank, pledge, trustee, lender or other financing source described in the preceding clauses (i) or (ii) be considered to be a “Lender” or be entitled to require the assigning, selling or transferring Lender to take or omit to take any action hereunder. Further assignments and participations are excluded.

14.2. Indemnification.

(a) Each Credit Party agrees to indemnify, defend, pay and hold harmless the Administrative Agent, each Lender and the directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing the Administrative Agent and each Lender (each, an “Indemnified Person”) from and against any and all Indemnified Liabilities; provided, (i) no Credit Party shall have any obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnified Person, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, and (ii) no Credit Party shall be liable for any settlement of any claim or proceeding effected by any Indemnified Person without the prior written consent of such Credit Party (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there shall be a final judgment against an Indemnified Person, each of the Credit Parties shall indemnify and hold harmless such Indemnified Person from and against any loss or liability by reason of such settlement or judgment in the manner set forth in this Agreement.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, the Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

14.3. Severability of Provisions. In case any provision in or obligation hereunder or under any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14.4. Correction of Loan Documents. The Administrative Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as the Administrative Agent provides Credit Parties with written notice of such correction and allows Credit Parties at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by the Administrative Agent, Requisite Lenders and Credit Parties.

14.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 14.5(b) and 14.5(c), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that the Administrative Agent may, with the consent of Credit Parties only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Term Loan or Term Loan Note;

(ii) waive, reduce or extend any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Term Loan or any fee or any premium payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Term Loan;

(vi) amend, modify, terminate or waive any provision of this Section 14.5(b), Section 14.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”;

(viii) release all or substantially all of the Collateral or the Guarantor from the Guaranty except as expressly provided in the Loan Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Term Commitment of any Lender over the amount thereof then in effect without the written consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Term Commitment of any Lender;

(ii) amend, modify or waive this Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents; or

(iii) amend, modify, terminate or waive any provision of Section 11 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, in each case without the written consent of the Administrative Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 14.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

14.6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

14.7. Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Credit Parties in Section 14.2 to indemnify the Administrative Agent and the Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

14.8. Confidentiality. In handling any non-public information regarding Credit Parties and their Subsidiaries and their businesses which would reasonably be expected to be confidential, the Administrative Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to any Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, each Lender shall use its best efforts to obtain any of its prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to any Lender’s regulators or as otherwise required in connection with such Lender’s examination or audit; (e) as the Administrative Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of the Administrative Agent or any Lender so long as such service providers have executed a confidentiality agreement with the Administrative Agent or Lender, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in the Administrative Agent’s or in any Lender’s possession when disclosed to the Administrative Agent or to any Lender, or becomes part of the public domain after disclosure to the Administrative Agent or any Lender other than as a result of a breach by the Administrative Agent or a Lender of the obligations under this Section 14.8; or (ii) disclosed to the Administrative Agent or any Lender by a third party if the Administrative Agent or such Lender does not know that the third party is prohibited from disclosing the information.

Lenders may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Credit Parties. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

14.9. Attorneys’ Fees, Costs and Expenses. In any action or proceeding between any Credit Party and Administrative Agent and/or any Lender arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

14.10. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and at any time thereafter during the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Loan Documents, including all claims of any nature or description arising out of or connected hereto or with any other Loan Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

14.11. Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent or Lenders enforce any Liens or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

14.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

14.13. Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

14.14. Captions. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

14.15. Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

14.16. Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

14.17. No Fiduciary Duty. The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties. Each Credit Party, its Subsidiaries and their respective affiliates each agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders, on the one hand, and such Credit Party, its Subsidiaries, and any of their respective stockholders or affiliates, on the other hand. Each Credit Party, its Subsidiaries and their respective affiliates each acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and such Credit Party, its Subsidiaries and their respective affiliates, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of such Credit Party, its Subsidiaries or their respective affiliates, management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its Subsidiaries or their respective affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising such Credit Party, its Subsidiaries or their respective affiliates on other matters) or any other obligation to such Credit Party, its Subsidiaries or their respective affiliates except the obligations expressly set forth in the Loan Documents and (iv) each Credit Party, its Subsidiaries and their respective affiliates have consulted their own legal and financial advisors to the extent each deemed appropriate. Each Credit Party, its Subsidiaries and their respective affiliates further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party, its Subsidiaries and their respective affiliates agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, its Subsidiaries or their respective affiliates in connection with such transaction or the process leading thereto.

14.18. Borrower Liability. Either Borrower may, acting singly, request Term Loans hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Term Loans hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Term Loans made hereunder, regardless of which Borrower actually receives said Term Loan, as if each Borrower hereunder directly received all Term Loans. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require the Administrative Agent or the Lenders to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. The Administrative Agent and the Lenders may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non judicial sale) without affecting any other Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of the Administrative Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for the Administrative Agent and the Lenders and such payment shall be promptly delivered to the Administrative Agent for application to the Obligations, whether matured or unmatured.

15. DEFINITIONS

15.1. Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“10 Non-Bank Creditor Rule” shall have the meaning set forth in Section 5.20.

“20 Non-Bank Creditor Rule” shall have the meaning set forth in Section 5.20.

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Credit Parties.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Administrative Agent” is defined in the preamble hereof.

“Advance Payment” is defined in Section 2.2(i).

“Adverse Proceeding” means any action, suit, proceeding, hearing (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Credit Party or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Credit Party or any of its Subsidiaries, threatened against or adversely affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Aggregate Amounts Due” is defined in Section 2.2(h).

“Applicable Accounting Standards” means (i) with respect to Guarantor and Horizon, generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and, (ii) with respect to Nitec, the International Financial Reporting Standards.

“Applicable Rate” is defined in Section 2.2(c).

“Assignment Agreement” means an Assignment and Assumption Agreement in form reasonably satisfactory to the Administrative Agent, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” is defined in Section 14.1(b).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Board” means a Credit Party’s board of directors.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Books” are all books and records including ledgers, federal and state Tax returns, records regarding a Credit Party’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” is defined in the preamble hereof.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board and delivered by such Person to Administrative Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its Secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Administrative Agent may conclusively rely on such certificate unless and until such Person shall have delivered to Administrative Agent a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which banks are not authorized or required to be closed in the City of San Francisco, California.

“Cash Equivalents” means, with respect to Guarantor and Horizon, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Silicon Valley Bank’s money market funds or certificates of deposit issued by Silicon Valley Bank maturing no more than one (1) year after issue, and, with respect to Nitec, deposits held at call with banks and other short-term, highly liquid investments, which are readily convertible to known amounts of cash (and which are subject to insignificant risk of changes in value) and have a maturity of three months or less from the date of acquisition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Credit Parties described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Documents” means all instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents, in each case in order to grant to the Administrative Agent, for the benefit of Lenders, or perfect, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment Fee” is defined in Section 2.3(a).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit C.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Credit Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Credit Party maintains a Securities Account or a Commodity Account, such Credit Party, and the Administrative Agent pursuant to which the Administrative Agent obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan or any other extension of credit by the Lenders for a Borrower’s benefit.

“Credit Party” is defined in the preamble hereof

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Term Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Term Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Term Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which the Default Excess with respect to such Defaulting Lender shall have been reduced to zero and (iii) the date on which Credit Parties, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” is defined in Section 2.8.

“Defaulting Lender” is defined in Section 2.8.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Effective Date” is defined in the preamble hereof.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in

Regulation D under the Securities Act) and which extends credit or buys loans; provided, neither any Credit Party nor any of its Subsidiaries shall be an Eligible Assignee.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Credit Party or any of its Subsidiaries or any Facility.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 9.

“Exchange Act” is the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Kreos Loan Agreement” means that certain Agreement for the Provision of a Loan Facility of up to Euro 7,500,000, dated August 15, 2008, by and between Kreos Capital III (UK) Limited and Nitec, as amended, restated, or otherwise modified.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FDA” shall mean the Food and Drug Administration, any successor thereto, and any analogous Governmental Authority.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Financing Event” is either (i) the closing of a Qualified IPO or (ii) receipt by Guarantor of gross cash proceeds of not less than $10,000,000 from the issuance and sale of Guarantor’s subordinated convertible promissory notes comprising the second tranche of the financing contemplated by the terms of that certain Series B Preferred Stock and Subordinated Convertible Note Purchase Agreement, dated as of April 1, 2010, as the same may be amended from time to time.

“First Term Loan” is defined in Section 2.2.

“Funding Date” is any date on which a Credit Extension is made to or for the account of a Borrower which shall be a Business Day.

“Funding Default” is defined in Section 2.8.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other Tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guaranteed Obligations” is defined in Section 8.1.

“Guarantor” is defined in the preamble hereof.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Horizon” is defined in the preamble hereof.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnified Persons in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnified Person shall be designated as a party or a potential party thereto (it being agreed that, such counsel fees and expenses shall be limited to one primary counsel, and any additional special and local counsel in each appropriate jurisdiction, for the Indemnified Persons, except in the case of actual or potential conflicts of interest between or among the Indemnified Persons), and any fees or expenses incurred by Indemnified Persons in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)).

“Indemnified Person” is defined in Section 14.2.

“Interim Payment” is defined in Section 2.2(f).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to a Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Collateral” means, as to each Credit Party, all of such Credit Party’s right, title and interest in and to any Intellectual Property.

“Indemnitees” is defined in Section 2.9(b).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Credit Party’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Collateral Proceeds” means all Accounts, license and royalty fees and other revenues, proceeds or income arising out of or relating to any of the Intellectual Property Collateral and any claims for damages by way of any past, present or future infringement of any of the Intellectual Property Collateral.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, and any regulations promulgated thereunder.

“Knowledge,” to the “best of Credit Party’s knowledge” or similar qualifications means the actual knowledge, after reasonable investigation, of the Responsible Officers.

“Lender” and “Lenders” shall have the respective meanings set forth in the first paragraph of this Agreement and shall include any assignee or participant of a Loan in accordance with Section 14.1 hereof.

“Lender Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to the Credit Parties.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, any Term Notes, the Warrants, the Perfection Certificates, any Control Agreement, any Collateral Document, any guaranties executed by a Credit Party, including, without limitation, the Nitec Debt Guaranty, and any other present or future agreement between a Credit Party and the Administrative Agent, in each case for the benefit of the Lenders, in connection with this Agreement, all as amended, restated, or otherwise modified.

“Margin Stock” is defined in Section 5.13.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of the Administrative Agent’s Lien in the Collateral or in the value of such Collateral, (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower, or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Material Contract” means any contract or other arrangement to which a Credit Party or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Change.

“Monthly Financial Statements” is defined in Section 6.2(a)(i).

“Monthly Payment” is defined in Section 2.2(e).

“Nitec” is defined in the preamble hereof.

“Nitec Collateral” means any and all properties, rights and assets of Nitec described on Exhibit A.

“Nitec Debt Guaranty” means the Guaranty Agreement, in the form attached hereto as Exhibit D, pursuant to which Guarantor and Horizon have guaranteed the satisfaction of all obligations of Nitec under the Existing Kreos Loan Agreement.

“Nitec Release Event” means, on the date of determination, (a) the Credit Parties shall have obtained FDA approval for Deuxa and (b) either (i) Guarantor and Horizon shall have achieved cumulative gross revenues from the sale of Deuxa or Lodotra products of not less than $50,000,000 (and shall have rights, through ownership or license of the related Intellectual Property to continue to sell the products from which such revenues were derived until payment in full in cash of the Obligations (other than inchoate indemnity obligations) and termination of the Lenders’ obligations to make Credit Extensions hereunder) or (ii) Guarantor and Horizon shall have the Required Liquidity and delivered to the Administrative Agent and the Lenders projections, in form satisfactory to the Administrative Agent and the Lenders, for the following twelve (12) month period demonstrating, to the satisfaction of the Administrative Agent and the Lenders, that the Required Liquidity will be an amount sufficient to finance the operations of the Credit Parties in the ordinary course of business for such following twelve (12) month period.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non U.S. Lender” is defined in Section 2.7(c).

“Obligations” are the Credit Parties’ obligations to pay when due any debts, principal, interest, Lender Expenses and other amounts Credit Parties owe the Administrative Agent, for the ratable benefit of the Lenders, now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to the Administrative Agent, for the ratable benefit of the Lenders, and to perform Borrowers’ duties under the Loan Documents; provided that the term “Obligations” shall not include any obligations to pay or perform under the Warrants. For the avoidance of doubt, the obligations of Guarantor and Horizon under the Nitec Debt Guaranty shall constitute Obligations under this Agreement for all purposes.

“Obligee Guarantor” is defined in Section 8.6.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State or other applicable Governmental Authority of such Person’s jurisdiction of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” is defined in Section 3.1(m).

“Payment/Advance Form” is that certain form attached hereto as Exhibit B. “Payment Date” is the first day of each calendar month.

“Perfection Certificate” is defined in Section 5.5.

“Permitted Account” is defined in Section 6.6.

“Permitted Indebtedness” is:

(a) Credit Parties’ Indebtedness to the Lenders under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; and

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (1) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon any Credit Party or its Subsidiaries, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b) Investments consisting of Cash Equivalents;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d) Subject to Section 6.6, Investments consisting of deposit accounts or securities accounts;

(e) Investments accepted in connection with Permitted Licenses;

(f) Until the Nitec Release Event Completion Date, (i) Investments by any Credit Party in or to any other Credit Party, and (ii) Investments by Nitec in or to any Subsidiary of Nitec for the payment of ordinary course operating expenses, so long as the outstanding aggregate amount of all such Investments shall not exceed Five Hundred Thousand Dollars $(500,000) as of the end of any calendar month, and on or after the Nitec Release Event Completion Date (A) Investments by Guarantor in or to Horizon or Investments by Horizon in or to Guarantor, (B) Investments by Nitec in or to Horizon or Guarantor, (C) Investments by Nitec in or to any Subsidiary of Nitec for the payment of ordinary course operating expenses or Investments by any Subsidiaries of Nitec in or to Nitec; provided that the aggregate outstanding amount of all Investments permitted pursuant to this clause (C) shall not exceed Five Hundred Thousand Dollars $(500,000) as of the end of any calendar month, and (D) Investments by Guarantor or Horizon in Nitec, provided that at the time of and after giving effect to any such Investment, and at all times any such Investment is outstanding, Guarantor and Horizon have “Excess Cash” on deposit in an account with SVB or one of its Affiliates in an aggregate amount at least equal to the total amount of the Obligations outstanding at the date of determination. For purposes of clause (D) immediately preceding, “Excess Cash” means cash or Cash Equivalents in an aggregate amount in excess of the amount required by Horizon and Guarantor to meet its operating expenses for the succeeding four calendar months based on the immediately prior four calendar months;

(g) Investments consisting of (x) travel advances and employee relocation loans and other employee advances in the ordinary course of business, and (y) loans to employees, officers or directors relating to the purchase of equity securities of Guarantor pursuant to employee stock purchase plans or agreements approved by Guarantor’s Board, so long as the aggregate amount of all such loans made pursuant to this clause (g) do not exceed Two Hundred and Fifty Thousand Dollars ($250,000);

(h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of any Credit Party in any Subsidiary; and

(j) joint ventures or strategic alliances in the ordinary course of business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, but in no event consisting of cash investments.

“Permitted Licenses” means (a) a non-exclusive or exclusive as to geography other than the United States license of Intellectual Property granted to third parties in the in the ordinary course of business, (b) subject to prior satisfaction of the requirements set forth in the following sentence, an exclusive as to geography within the United States license of Intellectual Property granted to third parties in the in the ordinary course of business, (c) nonexclusive licensing of technology, the development of technology or the providing of technical support, (d) nonexclusive or exclusive manufacturing licenses, or (e) intercompany licenses or other similar arrangements among the Credit Parties; provided, however, that the licenses or similar arrangements described in clause (e) above shall not permit exclusive as to geography in the United States licenses of Intellectual Property and shall only permit exclusive as to geography other than the United States licenses of Intellectual Property if Guarantor or Horizon retains all rights to such Intellectual Property other than those rights that are the subject of such license. Notwithstanding the foregoing, any license described in clause (b) above shall not be a Permitted License hereunder unless and until (i) such Credit Party that is to be a party to such license shall have given written notice of such proposed license, which notice shall (A) identify the parties to the proposed license, (B) include a description of the material terms and conditions of such proposed license and (C) include copies of any and all agreements relating to such proposed license, to the Administrative Agent and to each Lender in accordance with Section 12 hereof, (ii) the Administrative Agent shall have given written acknowledgment of receipt of the foregoing notice, and (iii) the Administrative Agent shall have given its written consent to such proposed license; provided that, in the event such requesting Credit Party does not receive a written denial thereof within ten (10) Business Days after the Administrative Agent’s acknowledgement of receipt of such request as contemplated in clause (ii) above, then the Administrative Agent will be deemed to have given such consent, and such Credit Party shall be permitted to enter into such license arrangement, unless the material terms and conditions of such proposed license have changed in any respect from the terms set forth in the materials provided to the Administrative Agent pursuant to clause (i) above, in which event consent shall not be deemed to have been given by the Administrative Agent until such time as the requirements of clauses (i) through (iii) have been satisfied as to the proposed license, as so amended or modified.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which such Credit Party maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (including capital leases) (i) on Equipment acquired or held by a Credit Party incurred for financing the acquisition of the Equipment securing no more than Seven Hundred and Fifty Thousand Dollars ($750,000)] in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Permitted Licenses;

(e) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as no such Lien secures liabilities in an amount in excess of One Hundred Thousand Dollars ($100,000), individually, or Two Hundred and Fifty Thousand Dollars ($250,000), in the aggregate, when aggregated with all such Liens, and in each case, is not delinquent or remains payable without penalty or is being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(f) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(g) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under either Section 9.4 or 9.7;

(h) subject to Section 6.6, Liens in favor of other financial institutions arising in connection with deposit and/or securities accounts held at such institutions; provided that such Liens relate solely to obligations for administrative and other banking fees and expenses incurred in the ordinary course of business in connection with the maintenance of such accounts;

(i) statutory or common law Liens of landlords; provided that such landlords shall have waived their respective rights with respect to such Liens pursuant to a landlord waiver agreement between such landlord and the Administrative Agent in form satisfactory to the Administrative Agent;

(j) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds, and other obligations of like nature, in each case, in the ordinary course of business; provided, that at no such time shall the aggregate amount of all such Liens exceed One Hundred Thousand Dollars ($100,000);

(k) pledges and deposits securing liability for reimbursement or indemnification obligations in respect of letters of credit or bank guarantees for the benefit of landlords; provided, that at no such time shall the aggregate amount of all such pledges and deposits exceed One Hundred Thousand Dollars ($100,000); and

(l) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (j), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pro Rata Share” means with respect each Lender, the percentage obtained by dividing (a) the Term Commitment of that Lender by (b) the aggregate Term Commitments of all Lenders.

“Qualified IPO” means receipt by Guarantor of gross cash proceeds (before deduction of underwriter commissions and expenses) of not less than $50,000,000 from the issuance and sale of Guarantor’s equity securities to the public pursuant to an offering registered under the Securities Act.

“Qualifying Lender” means (as per the explanatory notes of the Swiss Federal Tax Administration S-02.122.1 (4.99), S-02.122.2 (4.99) and S-02.128 (1.2000), as amended, restated, supplemented or otherwise modified from time to time) any entity, which effectively conducts banking activities with its own infrastructure and staff as principal purpose and which is recognized as a bank by the banking laws in force in the jurisdiction of incorporation.

“Register” is defined in Section 2.9(b).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Required Liquidity”, as of any date of determination, shall mean the aggregate of the Credit Parties’ cash and Cash Equivalents in an amount not less than the aggregate net reduction in the Credit Parties’ operating cash position for the immediately preceding three month period, multiplied by four (4).

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means one or more Lenders having or holding, as of any date of determination, a majority of the aggregate principal amount of all Term Loans then outstanding.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of any Credit Party.

“Restricted License” is any material license or other agreement with respect to which a Credit Party is the licensee (a) that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party’s interest in such license or agreement or any other property, or (b) for which a default under or termination of which could interfere with the Administrative Agent’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Second Draw Period” is the period commencing on the occurrence of the Financing Event and ending on the earlier to occur of (a) December 31, 2010 or (b) an Event of Default.

“Second Term Loan” is defined in Section 2.2.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person will not be left with unreasonably small capital, and (d) such Person is able to both service and pay its liabilities as they mature. In computing the amount of contingent or, unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

“Subordinated Debt” is (i) indebtedness incurred by Guarantor pursuant to Guarantor’s subordinated convertible promissory notes comprising the second tranche of the financing contemplated by the terms of that certain Series B Preferred Stock and Subordinated Convertible Note Purchase Agreement, dated as of April 1, 2010, as the same may be amended from time to time, and (ii) indebtedness incurred by any Credit Party subordinated to all of such Credit Party’s now or hereafter incurred indebtedness to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to the Administrative Agent entered into between the Administrative Agent and the other creditor), on terms acceptable to the Administrative Agent.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Credit Party.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any tax of any kind whatsoever (whether disputed or not) imposed by any Governmental Authority with respect to any Credit Party or any of its Subsidiaries or with respect to any member of a consolidated, affiliated, combined or unitary group in which any Credit Party or any of its Subsidiaries is or has been a member, including any related charges, fees, interest, penalties, additions to tax or other assessments (including as a result of any obligation arising out of an agreement to indemnify any other Person); provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Commitment” means the commitment of a Lender to make or otherwise fund any Term Loan and “Term Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s

Term Commitment, if any, is set forth on Appendix A, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Commitments as of the Effective Date is $12,000,000.

“Term Loan” is defined in Section 2.2.

“Term Loan Maturity Date” is, for each Term Loan, the date which is thirty-six (36) months after the first Payment Date with respect to such Term Loan.

“Term Loan Note” means a promissory note in form reasonably acceptable to the Administrative Agent and the Lenders, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Credit Party connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Warrants” are those certain Warrants to Purchase Series B Preferred Stock, dated as of the Effective Date, executed by Guarantor in favor of each Lender.

“U.S. Lender” is defined in Section 2.7(c).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

HORIZON PHARMA USA, INC., as Borrower

By:	/s/ Timothy P. Walbert
Name:	Timothy P. Walbert
Title:	President & CEO

NITEC PHARMA AG, as Borrower

By:	/s/ Anders Härfstrand	/s/ Jochen Mattis
Name:	Anders Härfstrand	Jochen Mattis EVP
Title:	CEO

HORIZON PHARMA, INC., as Guarantor

By:	/s/ Timothy P. Walbert
Name:	Timothy P. Walbert
Title:	President & CEO

KREOS CAPITAL III (UK) LIMITED, as Lender

By:	/s/ Maurizio Petitbon
Name:	MAURIZIO PETITBON
Title:	DIRECTOR

Address for notices:
Kreos Capital III (UK) Limited 25-28 Old Burlington Street London WIS 3AN Attn: Donatella Callegaris Fax: +44 (0)20-7409-1034 Email: donatella@kreoscapital.co.uk

with copies to:	Speechly Bircham LLP 6 New Street Square London EC4A 3LX United Kingdom Attn: James Watts, Esq. Fax: +44 (0)20-7427-6600 Email: James.Watts@speechlys.com

and:	Sonnenschein Nath & Rosenthal LLP 2 World Financial Center New York, New York 10281 Attn: Denise M. Tormey, Esq. Fax: (212) 768-6800 Email: DTormey@sonnenschein.com

SILICON VALLEY BANK, as Lender

By:	/s/ Kristen Parsons
Name:	Kristen Parsons
Title:	RM

Address for notices:
Silicon Valley Bank Kristen Parsons 230 West Monroe Street, Suite 720 Chicago, Illinois 60606 PHONE 312.704.9512 FAX 312.704.1532 kparsons@svb.com

with a copy to:	Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attn: David A. Ephraim, Esq. Fax: (617) 880-3456 Email: DEphraim@riemerlaw.com

KREOS CAPITAL III (UK) LIMITED, as Administrative Agent

By:	/s/ Maurizio Petitbon
Name:	MAURIZIO PETITBON
Title:	DIRECTOR

EXHIBIT A — COLLATERAL DESCRIPTION

The Collateral consists of all of each Credit Party’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include any “intent-to-use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise.

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EXHIBIT B — LOAN PAYMENT/ADVANCE REQUEST FORM

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DEADLINE FOR SAME DAY PROCESSING IS NOON EASTERN TIME

Fax To:	Date: April 1, 2010

LOAN PAYMENT:

Horizon Pharma USA, Inc. and (“Borrowers”) Nitec Pharma AG

From Account #	n/a	To Account #	n/a
	(Deposit Account #)		(Loan Account #)

Principal $	n/a	and/or Interest $	n/a

Authorized Signature:		Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	See attached Flow of Funds Memorandum	To Account #	See attached Flow of Funds Memorandum
	(Loan Account #)		(Deposit Account #)

Amount of Advance $	$7,000,000

All Borrowers’ representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Horizon Pharma USA, Inc.
	By:	/s/ Timothy P. Walbert
Its:

Nitec Pharma AG
	By:	/s/ Anders Härfstrand	/s/ Jochen Mattis
	Its:	CEO	Jochen Mattis EVP

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OUTGOING WIRE REQUEST:
Complete only if all or a portion of funds from the loan advance above is to be wired. Deadline for same day processing is noon, Eastern Time

Beneficiary Name:	See attached Flow of Funds Memorandum	Amount of Wire: $
Beneficiary Bank:		Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:		Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:		Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	Horizon Pharma USA, Inc.	Authorized Signature:	Nitec Pharma AG

	By: /s/ Timothy P. Walbert		By: /s/ Anders Härfstrand
Print Name/Title:	CEO	Print Name/Title:	ANDERS HÄRFSTRAND
Telephone #:	224 383 3009	Telephone #:	+4161 715 2040

/s/ Jochen Mattis
Jochen Mattis EVP

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EXHIBIT C — COMPLIANCE CERTIFICATE

TO: KREOS CAPITAL III (UK) LIMITED	Date:

FROM: HORIZON PHARMA, INC.

The undersigned authorized officer of Horizon Pharma, Inc., a Delaware corporation (“Guarantor”), certifies on behalf of Guarantor and Horizon Pharma USA, Inc., a Delaware corporation (“Horizon”) and Nitec Pharma AG, a company formed under the laws of Switzerland (“Nitec” and together with Horizon, “Borrowers”), that under the terms and conditions of the Loan and Security Agreement among Guarantor, Borrowers, Kreos Capital III (UK) Limited, as administrative agent (“Administrative Agent”), and the Lenders party thereto from time to time (the “Agreement”):

(1) Credit Parties are in complete compliance for the period ending with all required covenants except as noted below; (2) there are no Events of Default except as noted below; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Credit Parties, and each of their Subsidiaries, have timely filed all required Tax returns and reports or extensions therefore, and have timely paid all foreign, federal, state and local Taxes, assessments, deposits and contributions owed by them except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; (5) no Liens have been levied or claims made against any Credit Party or any of its Subsidiaries relating to unpaid employee payroll or benefits of which such Credit Party has not previously provided written notification to Administrative Agent; and (6) the revenue of Nitec for the period ending                      was $        .

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with Applicable Accounting Standards consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Credit Parties are not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly Financial Statements with Compliance Certificate	Monthly within 30 days	Yes No

Quarterly Consolidation Financial Statements	Quarterly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 180 days	Yes No

10 Q, 10 K and 8-K	Within 5 days after filing with SEC	Yes No

Board Approved Projections	Annually, within 10 days of Board approval	Yes No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

HORIZON PHARMA, INC.	LENDER USE ONLY

By:	Received by:
Name:		AUTHORIZED SIGNER
Title:	Date:
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

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